Exhibit 3.1(ii)

TERMINATION OF

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS OF SERIES A-1 JUNIOR PARTICIPATING

PREFERRED STOCK

OF

REINSURANCE GROUP OF AMERICA, INCORPORATED

Pursuant to Section 351.180 of

The General and Business Corporation Law of Missouri

I, William L. Hutton, Executive Vice President, General Counsel & Secretary of Reinsurance Group of America, Incorporated, a corporation organized and existing under The General and Business Corporation Law of Missouri (the “Company”), in accordance with the provisions of Section 351.180 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Amended and Restated Articles of Incorporation of the Company, as amended (the “Articles”), the Board on February 21, 2020 adopted a resolution authorizing the cancellation of the Second Amended and Restated Certificate of Designation, Preferences and Rights of Series A-1 Junior Participating Preferred Stock filed with the Secretary of State of the State of Missouri on November 25, 2008 (the “Certificate of Designation”), which created a series of One Million Four Hundred Thousand (1,400,000) shares of Preferred Stock designated as Series A-1 Junior Participating Preferred Stock, par value $0.01 per share (the “Series A-1 Junior Participating Preferred Stock”);

That no shares of such Series A-1 Junior Participating Preferred Stock are issued and outstanding;

That certain designated officers of the Company, including the undersigned (the “Designated Officers”) have been authorized by the Board to take action to terminate the Certificate of Designation; and

That pursuant to the authority conferred upon the Board by the Articles and Section 351.180.7 of The General and Business Corporation Law of Missouri, which provides, in pertinent part, that the Board may eliminate from the Articles all references to the Series A-1 Junior Participating Preferred Stock by filing this certificate terminating the Certificate of Designation, the Board adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, no shares of Series A-1 Junior Participating Preferred Stock are outstanding and none of such shares will be issued pursuant to the Certificate of Designation, so that such Certificate of Designation may be terminated, and shares of the Company’s preferred stock be eligible to be issued or reserved for other proper purposes;

RESOLVED FURTHER, that the cancellation of the Certificate of Designation be, and hereby is, in all respects, adopted and approved by the Board; and

RESOLVED FURTHER, that the Board further authorizes and directs the officers of the Corporation to take any and all actions necessary to cancel the Certificate of Designation and to execute, deliver and file such documents with the Secretary of State of the State of Missouri that such officers deem necessary to cancel the Certificate of Designation, including a Termination of Second Amended and Restated Certificate of Designation, Preferences and Rights of Series A-1 Junior Participating Preferred Stock, reflecting the cancellation of the Certification of Designation.

In affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ William L. Hutton	William L. Hutton	EVP, General Counsel & Secretary	May 21, 2020
Signature	Printed Name	Title	Date

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